Exhibit 10.7

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this

“Agreement”) is made and entered into to be effective as of 12:01 a.m. Central Time, September 18, 2023 (the “Effective Date”), by and between Village Oaks Pathology Services, P.A., a Texas professional association d/b/a Precision Pathology Services (“Assignor”), and Precision Pathology Laboratory Services, LLC, a Texas limited liability company (“Assignee”), pursuant to that certain Asset Purchase Agreement, dated as of September 18, 2023, by and between Assignor and Assignee (the “Purchase Agreement”).

WHEREAS, Assignor, as tenant, and 343 West Sunset, LLC, a Texas limited liability company (the “Previous Landlord”), entered into that certain Office Lease attached hereto as Exhibit A (the “Lease”), pertaining to that certain leased premises containing approximately 11,066 rentable square feet commonly known as Suites 100, 105, 108, 110, 115 and 120, located in the building whose address is 3300 Nacogdoches Road, San Antonio, Texas 78217 and more particularly described in the Lease (the “Leased Premises”);

WHEREAS, pursuant to that certain Commercial Contract of Sale dated May 25, 2023, as of August 16, 2023, PHP Isom Venture, L.P., a Texas limited partnership (“Landlord”) purchased the Leased Premises from the Previous Landlord and assumed all of the Previous Landlord’s rights, benefits and obligations in, to and under the Lease;

WHEREAS, pursuant to the Purchase Agreement, Assignee will acquire all or substantially all of the non-medical assets of Assignor and succeed to the pathology laboratory business of Assignor; and

WHEREAS, Assignor desires to assign its rights and obligations, as tenant, under the Lease to Assignee, and Assignee has agreed to assume the rights and obligations of Assignor, as tenant, under the Lease, subject to the terms and conditions of this Agreement;

NOW THEREFORE, for the covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

1. Defined Terms. For purposes of this Agreement, all capitalized terms used but not defined herein shall have the meaning ascribed to them in the Lease.

2. Assignment and Assumption. As of the Effective Date, Assignor assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in the Lease, and Assignee assumes and agrees to pay, perform and discharge the Assignor’s obligations under the Lease.

3. Amendment and Modification; Waiver. This Agreement may be amended, modified and supplemented by written instrument authorized and executed by Assignor and Assignee. No waiver of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the party charged therewith. No delay or omission in the exercise of any remedy accruing upon the breach of this Agreement shall impair such remedy or be construed as a waiver of such breach.

4. Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Texas (without regard to its conflict of laws provisions).

5. Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Each individual signing this Agreement on behalf of an entity that is a party hereto hereby represents and warrants in his or her individual capacity that he or she has full authority to do so on behalf of such entity. A facsimile, DocuSign, scanned copy (PDF) or other electronically formatted signature to this Agreement shall have the same effect as an original for all purposes. All of the parties to this Agreement have agreed to its particular language, and any question regarding the meaning of this Agreement shall not be resolved by any rule providing for construction against the party who caused the uncertainty to exist or against the draftsman. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. In the event any provision of this Agreement shall be prohibited by or invalidated under applicable law, the remaining provisions of this Agreement shall be fully effective. This Agreement and the Purchase Agreement represent the entire agreement between Assignor and Assignee as to the terms of the assignment transaction described herein, and all prior understandings and agreements between the parties are merged in this Agreement and the Purchase Agreement, which together fully and completely express the agreement of the parties.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption of Lease Agreement as of the Effective Date.

ASSIGNEE:

Precision Pathology Laboratory Services, LLC, a Texas limited liability company

By:	/s/ Maria Zannes
Name:	Maria Zannes
Title:	Manager

ASSIGNOR:

Village Oaks Pathology Services, P.A., a Texas professional association d/b/a Precision Pathology Services

By:	/s/ Roby P. Joyce, M.D.
Name:	Roby P. Joyce, M.D.
Title:	President

In accordance with Section 10.6 of the Lease, Landlord, as evidenced by its signature below, hereby approves of the form of this Assignment and Assumption of Lease Agreement and acknowledges and agrees to the assignment to Assignee hereunder, on the following conditions:

1. Landlord’s consent does not extend to any assignment of the Lease or sublease or subletting of the Leased Premises to persons other than to Assignee.

2. Landlord’s consent does not release Assignor from any liability it has to Landlord under the terms and conditions of the Lease, and nothing in this consent waives or modifies any provision of the Lease. All rights and remedies of Landlord enumerated herein or in the Lease shall be cumulative, and none shall exclude any other remedies allowed at law or in equity. All of Landlord’s rights and remedies against Assignor, as Tenant, arising out of the Lease, or otherwise, shall continue in full force and effect notwithstanding, and in addition to, the new rights of Landlord, created hereunder, to proceed directly against Assignee.

3. Within 15 days after the Effective Date, Assignee must provide Landlord with a certificate of insurance evidencing that Assignee is in compliance with all of the obligations of “Tenant” under Section 8.2 of the Lease as applicable to the Leased Premises and in compliance with the requirements of such policies set forth in Section 8.4 of the Lease.

LANDLORD:

PHP ISOM VENTURE, L.P.,
a Texas limited partnership

By:	PHP ISOM GENPAR, LLC,
a Texas limited liability company,
its General Partner

By:	PHP Capital Partners, LLC,
a Texas limited liability company,
its manager

By:	/s/ Hunter Harrison
Name:	Hunter Harrison
Title:	Manager